Exhibit 99.1

June 10, 2024

Via Email

P. David Bramble

Managing Partner

MCB Real Estate

2002 Clipper Park Rd. Suite 105

Baltimore, MD 21211

Dear Mr. Bramble,

We very much appreciate the time spent together and your insight as a shareholder. Our Board of Trustees (the “Board”) has evaluated your offer to purchase Whitestone REIT, presented in a letter to us dated June 3, 2024, and respectfully declines your offer.

The Board believes that your indicated offer price does not represent a fair valuation and strongly believes that current management has a clear strategy and compelling pathway for creating long-term shareholder value significantly greater than the amount offered.

We remain committed to exploring all avenues for value creation and look forward to continued interaction with MCB and to generating value for MCB and all Whitestone shareholders.

Sincerely,

David K. Holeman

Chief Executive Officer

Cc: Whitestone Board of Trustees

2600 South Gessner Suite 500 •  Houston, Texas  77063 • Toll Free  866.789.7348 • Fax 713.465.8847 • www.whitestonereit.com